Exhibit 10.21

Schedule No. 003, dated June 18, 2024 This Schedule hereby fully incorporates by reference that certain Master Agreement No. 1462 dated December 28, 2021 herewith (the "Master Agreement") between Maxus Capital Group, LLC, as Lessor, and White Claw Colorado City, LLC, as Lessee, and Jorgan Development, LLC, as Co-Lessee, jointly and severally as Lessee.LESSEE AGREES TO LEASE THE DESCRIBED EQUIPMENT FROM LESSOR, AND LESSOR BY ACCEPTANCE OF THIS SCHEDULE AGREES TO LEASE THE EQUIPMENT TO LESSEE, ON THE TERMS AND CONDITIONS SET FORTH IN THIS SCHEDULE AND THE MASTER AGREEMENT, WHICH JS JNCORPORA TED HEREIN BY REFERENCE.Equipment Description: Quantity Description1 Bi-Directional Pipeline, approximately 8,206 Feet - 8" Diameter; SCH 40 (Tensile Strength, 40 kg of Pressure); Fusion Bond Epoxy (FBE) Coating; Wall Thickness 0.375"1 3" 150# Lease Automatic Custody Transfer (LACT) Unit with Micro Motion Coriolis (To Accommodate up to 3 Trucks at a Time)1 lnline H2S Monitoring System on the LACT Truck Unloading Station1 Real Time H2S Monitoring System Located inside the 120,000 Barrel Tank1 CompactLogix 3MB Motion Controller together with all replacements, substitutions, replacement parts, additions, repairs, accessions & accessories incorporated therein and/or affixed thereto, INSOFAR AND ONLY INSOFAR as such Items are located upon the surface of all that certain tract of land described as 7 acres, more or less, being more particularly described in that certain Special Warranty Deed dated April 22, 2021, from Chisos Colorado City, LLC, as Grantor, to White Claw Colorado City, LLC, as Grantee, recorded in Volume 1017, Page 884, Official Public Records, Scurry County, Texas (the "Equipment"). 1. Base Monthly Rental: $58,595.00. The Base Monthly Rental shall be adjusted prior to the Base Term Commencement Date in accordance with changes in the 3-Year Interest Rates, as reported in the Federal Reserve Statistical Release H.15 under the heading "Treasury constant maturities, Nominal," as of the business day preceding the date on which all of the Equipment is accepted for purposes of the Lease as evidenced by the Installation Certificate. If, for the business day preceding the date on which the Equipment is accepted, the interest rate on the aforementioned 3-Year Interest Rates is greater than 4.41% (the "Benchmark Rate"), the Base Monthly Rental will be adjusted as follows: for each one one-hundredth of one percent (.01%) variance, all rent amounts due pursuant to this paragraph will be increased (in accordance with the variance from the 3-Year Interest Rate) by $11.00 (the "Rental Adjustment Factor'').2. Equipment Location:3. Equipment Return Location:4. Expected Delivery Date:Latitude 32°31'58.0"N, Longitude 100°50'23.6"W, Scurry County, Texas (the "Facility").The Facility.Unless and until Lessee has executed an Installation Certificate, Lessor may establish the actual delivery date by reference to the shipping records of the Supplier or the shipper or by other reliable means.

5. Base Term: 48 Months

6. Lessee Address for Notices: N/A (if different from Master Agreement)

7.       Value for Calculation of Stipulated Loss Value: $2,186,334.00.

8.       Special Terms:

i.)       Security Deposit to be held by Lessor in any of its accounts without the payment of interest, and to be applied by Lessor as set forth in Section 19 of the Master Agreement: $58,595.00.

ii.)       Prior to Acceptance: Prior to the receipt by Lessor of an executed Installation Certificate, including during a period of progress payments, Lessor may, in its sole discretion, cease funding the purchase of Equipment if (a) Lessee does not execute an Installation Certificate and provide a Bill of Lading prior to October 31, 2024; or {b} Lessor determines in its sole discretion that a material adverse change has occurred in Lessee's financial condition or business, after which determination Lessee will immediately repay all amounts advanced by Lessor plus interest and charges due.

iii.)       Lessee shall have the right to exercise an early buyout option with respect to the Equipment in accordance with the terms of this section. To exercise such right:

(a) no Event of Default, or event or condition which, with the giving of notice or the passage of time or both, would constitute an Event of Default, shall have occurred under this Lease; and (b) Lessee shall have given Lessor prior written notice of its election to exercise such option, which notice shall designate the respective early purchase option to be exercised and shall be given no more than 180 days, nor less than 120 days prior to the applicable EBO Date, as such term is hereafter defined. Upon such exercise, Lessee shall purchase all but not less than all of the Equipment covered by this Lease, effective as of the Base Monthly Rent due date which falls exactly on the third anniversary of the Base Term Commencement Date (the "EBO Date"), by paying Lessor, in immediately available funds, the sum of the amount listed below, plus all Base Monthly Rent, including the Base Monthly Rent amount due on such EBO Date, and all other amounts then due and payable under this Lease as of such EBO Date. Upon receipt of such sum, together with any applicable taxes then or thereafter due, Lessor shall execute and deliver to Lessee a bill of sale for the Equipment, without representation or warranty except that the Equipment shall be free and clear of any liens, claims or encumbrances created by or through Lessor:

Early Buyout Option Amount for 36 months: $682,674.80

iv.)       End of Base Term Options: Provided that no Event of Default or event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred, at the end of the Base Term of the Lease, Lessee may elect one of the following options: (1) purchase all, but not less than all, of the Equipment for its then fair market value; or (2) renew the Lease for a mutually agreeable term and rental payment at the Equipment's then fair market value; or (3) return the Equipment to a location within the continental United States to be designated by Lessor, together with a payment to Lessor of a refitting I restocking fee equal to fifteen percent (15%) of the Value of Calculation for Stipulated Loss Value. For purposes of this paragraph, and in lieu of any other definition thereof, "fair market value" means the value determined by Lessor in its reasonable discretion in accordance with its usual procedures, subject to an appraisal if reasonably requested by Lessee at the expense of Lessee with an appraiser selected by Lessor. If Lessee elects to exercise its purchase option, upon receipt of such purchase price, together with any applicable taxes then or thereafter due, Lessor shall execute and deliver to Lessee a bill of sale for the Equipment, without representation or warranty except that the Equipment is free and clear of any liens, claims or encumbrances created by or through Lessor. Lessee covenants that it will not enter into negotiations for future lease or financing transactions with Lessor's Assignee without prior written consent of Lessor.

v.)       Financial Covenants:

(a)       Fixed Charge Coverage Ratio: Lessee shall maintain a Fixed Charge Coverage Ratio of not less than 2.50 to 1.00, calculated and tested as of the last day of each fiscal quarter during the Base Term on a trailing twelve month basis beginning with the fiscal year ending December 31, 2024. As used herein, "Fixed Charge Coverage Ratio" shall be defined as (1) the EBITDA of Lessee, being the sum of net income plus(+) interest expense, plus (+) federal, state and local income taxes, plus (+) depreciation and amortization, such sum to be divided by (2) the aggregate payment obligations of Lessee, being the principal payments on all long-term debt, plus(+) interest expense, plus(+) federal, state and local income taxes.

(b)       Leverage Ratio: Lessee shall maintain a Debt to Tangible Net Worth Ratio of not more than 3.00 to 1.00, calculated and tested as of the last day of each fiscal quarter during the Base Term beginning with the fiscal year ending December 31, 2024.

"Leverage Ratio" shall be defined as follows: (1) Total Liabilities minus(-) Subordinated Debt, as defined below, divided by (2) Tangible Net Worth (total assets minus (-) intangible assets, which include patents and copyrights, minus(-) Total Liabilities plus(+) Subordinated Debt.

"Subordinated Debt" shall mean the present balance of liabilities owed by Lessee to its equity members, officers, and affiliated companies, as identified in a debt schedule provided by Lessee of the same date as the applicable fiscal quarter financial statements for which this Leverage Ratio is being calculated.

(c)       Cash Flow Distribution: After the Base Term Commencement Date and continuously thereafter while any Rent payments are due and owing Lessor, any equitable distribution of cash by Lessee to its members is subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed.

vi.)       Lessee will maintain with Lessor a Cash Reserve in an amount equal to a maximum of six Base Monthly Rental payments totaling $351,570.00 (the "Maximum Reserve). The first $100,000.00 will be funded as part of the Value of Calculation for Stipulated Loss Value. Commencing on the twenty-fourth (24th) day of the month immediately following the Base Term Commencement Date, or in the case of such day being a Saturday, Sunday, or New York banking holiday, then on the first succeeding regular banking day, and thereafter each month during the Base Term, Lessee shall pay Lessor by wire transfer to an account designated by Lessor, which account may change from time to time, a cash reserve payment equal to $20,964.17 (the "Reserve Payment"), monthly in arrears, during the first twelve

(12) months of the Base Term until Lessor has received an additional amount equal to $251,570.00 USD. For the purpose of securing all of Lessee's obligations under the Master Agreement and all Schedules, Lessee grants to Lessor a security interest in the Cash Reserve described herein. Any and all such Cash Reserve may be commingled by Lessor with other funds without any interest payable to Lessee. Upon an Event of Default by Lessee hereunder, Lessor may, but shall not be obligated to, apply any such Cash Reserve to any obligation of Lessee under any Lease, in which event Lessee shall promptly restore the amount thereof on demand. Upon compliance by Lessee with all terms of each Schedule, and within thirty (30) days after the End of Term, Lessor shall return to Lessee the balance of any Cash Reserve. Lessee agrees that, in the event of Lessee's bankruptcy, Lessor shall be entitled to set off and retain any amount of the Cash Reserve against any and all amounts due to Lessor from Lessee, whether such amounts are classified as "pre petition" or "post-petition" liabilities and whether or not the same are entitled to priority.

vii.)       If Lessor takes possession of the Equipment, whether in exercising a remedy under this Lease or as a result of Lessee's election to return the Equipment to Lessor at End of Term, then Lessee hereby grants Lessor a non-exclusive right of restricted use and license, at no cost to Lessor, of Lessee's intellectual property and other proprietary technology related to the Equipment, including, but not limited to, Lessee's rights in the proprietary and confidential information of the

Equipment's manufacturer and vendor, solely (a) to allow Lessor to demonstrate the Equipment to prospective purchasers or lessees, and (b) to grant a one-time sub-license of said intellectual property to any actual purchaser or lessee of the Equipment on a "no-fee" basis.

THIS SCHEDULE (INCORPORATING THE MASTER AGREEMENT) CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE LESSOR AND LESSEE AS TO THE LEASE AND THE EQUIPMENT. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS SCHEDULE AND THOSE OF THE MASTER AGREEMENT, THE TERMS AND PROVISIONS OF THIS SCHEDULE SHALL CONTROL AND PREVAIL.

Lessee: White Claw Colorado City, LLC

/s/ James Ballengee

Print Name: Ballengee Title: President & CEO

Lessor:

By:

Print Name: Title:

Maxus Capital Group, LLC

/s/ Anthony N. Granata

Anthony N. Granata Vice President

Notwithstanding anything contained in this Schedule, or any other writing to the contrary, Co Lessee does hereby consent, agree, execute and enter into this Schedule solely, exclusively, and INSOFAR AND ONLY INSOFAR, for the purposes set forth in the Master Agreement:

Co-Lessee:

By:

Print Name: Title:

Jorgan Development, LLC

/s/ James Ballengee

James Ballengee

Manager

This is Counterpart No. 1 of 2 serially numbered counterparts. To the extent that this document constitutes chattel paper under the Uniform Commercial Code, no security interest in this document may be created through the transfer and possession of any counterpart other than Counterpart No. 1.

MAXUS
CAPITAL GROUP

Installation Certificate for Schedule No. 003, dated June 18, 2024

Incorporating by reference Master Agreement No. 1462 dated December 28, 2021 between **Maxus Capital Group, LLC** , as Lessor, and **White Claw Colorado City, LLC and Jorgan Development, LLC (Lessee and Co-Lessee),** jointly and severally as Lessee.

Lessee hereby certifies (i) that the Items of Equipment described below have been delivered to the specified Equipment Location, and inspected by Lessee and have been found to be in good order as of the Installation Date, and (ii) that the quantity, description, and serial numbers as indicated below are true and correct.

Quantity	Description
1	Bi-Directional Pipeline, approximately 8,206 Feet - 8" Diameter; SCH 40 (Tensile Strength, 40 kg of Pressure); Fusion Bond Epoxy (FBE) Coating; Wall Thickness 0.375"
1	3" 150# Lease Automatic Custody Transfer (LACT) Unit with Micro Motion Coriolis (To Accommodate up to 3 Trucks at a Time)
1	Inline H2S Monitoring System on the LACT Truck Unloading Station
1	Real Time H2S Monitoring System Located inside the 120,000 Barrel Tank
1	CompactLogix 3MB Motion Controller

together with all replacements, substitutions, replacement parts, additions, repairs, accessions & accessories incorporated therein and/or affixed thereto, INSOFAR AND ONLY INSOFAR as such Items are located upon the surface of all that certain tract of land described as 7 acres, more or less, being more particularly described in that certain Special Warranty Deed dated April 22, 2021, from Chisos Colorado City, LLC, as Grantor, to White Claw Colorado City, LLC, as Grantee, recorded in Volume 1017, Page 884, Official Public Records, Scurry County, Texas (the "Equipment").

Installation Date:.______________

Equipment Location: 5151 Belt Line Road Dallas, Texas 75254

Lessee hereby represents and warrants to Lessor that on the Installation Date:

1. The representation and warranties of Lessee contained in the Master Agreement and the Schedule are true and correct in all material respects as though made as of the Installation Date.
2. No Event of Default as defined in the Master Agreement has occurred and is continuing as of the Installation Date.
3. There are in full force and effect such insurance policies with respect to the Equipment as are required pursuant to the Master Agreement.

Lessee: **White Claw Colorado City, LLC**

By:

Print Name: James H. Ballengee

Title: President & CEO

Co-Lessee: **Jorgan Development, LLC**

Print Name::::James H. Ballengee

Title: Manager

This is Counterpart No. _L of 2 serially numbered counterparts. To the extent that this document constitutes chattel paper under the Uniform Commercial Code, no security interest in this document may be created through the transfer and possession of any counterpart other than Counterpart No. 1.